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                                                                       EXHIBIT 5





                                        October 4, 1996




Johnson Controls, Inc.
5757 Green Bay Avenue
Milwaukee, Wisconsin 53209

Ladies and Gentlemen:

        I refer to the registration statement on Form S-3 (the "Registration Statement") being filed by Johnson Controls, Inc., a Wisconsin corporation (the "Company"), and the corporate proceedings (the "Corporate Proceedings") taken and to be taken relating to the offering pursuant to Rule 415 under the Securities Act of 1933, as amended, of the following securities (the "Securities") of the Company having an aggregate initial offering price of up to $1,500,000,000: (i) common stock, $.16 2/3 par value per share (the "Common Stock"), of the Company; (ii) preferred stock, $1.00 par value per share (the "Preferred Stock") of the Company, (iii) debt securities (the "Debt Securities") of the Company and (iv) warrants to purchase Common Stock, Preferred Stock or Debt Securities (collectively, the "Warrants") of the Company.

        The Debt Securities are to be issued under an indenture, dated as of February 22, 1995 (the "Senior Indenture"), between the Company and Chase Manhattan Bank Delaware (formerly known as Chemical Bank Delaware), as trustee (the "Senior Trustee") or a new indenture (the "Subordinated Indenture", together with the Senior Indenture, the "Indentures") to be entered into between the Company and Chase Manhattan Bank Delaware, as trustee (the "Subordinated Trustee"). The Preferred Stock is to be issued under the Restated Articles of Incorporation (the "Articles of Incorporation"), of the Company and articles of amendment (the "Articles of Amendment") to the Articles of Incorporation to be adopted by the Board of Directors of the Company and filed with the Secretary of State of the State of Wisconsin (the "Wisconsin Secretary of State") pursuant to Section 180.0602 of the Wisconsin Business Corporation Law (the "WBCL"). The Common Stock is to be issued under the Articles of Incorporation. The Warrants are to be issued under one or more warrant agreements (each, a "Warrant Agreement") to be entered into between the
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Company and warrant agents to be named by the Company.

        Certain terms of the Securities to be issued by the Company from time to time will be approved by the Board of Directors of the Company or a committee thereof as part of the Corporate Proceedings in connection with the issuance of the Securities. I have examined or are otherwise familiar with the Articles of Incorporation, the By-Laws of the Company, as amended, the Registration Statement, the Corporate Proceedings and such other documents, records and instruments as I have deemed necessary or appropriate for purposes of this opinion.

        Based on the foregoing, I am of the opinion that: (i) the Senior Indenture has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by the Senior Trustee, constitutes a valid and binding instrument of the Company, enforceable against the Company in accordance with its terms; (ii) the Subordinated Indenture, when duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by the Subordinated Trustee, and completion of all Corporate Proceedings, will constitute a valid and binding instrument of the Company, enforceable against the Company in accordance with its terms; (iii) upon the execution and delivery of the applicable Warrant Agreement, the completion of all Corporate Proceedings, the execution, authentication, issuance and delivery of the Debt Securities or the Warrants and the payment therefor, respectively, pursuant to either of the Indentures or the applicable Warrant Agreement, such Warrant Agreement, as the case may be, will become a valid and binding instrument of the Company, enforceable against the Company in accordance with its respective terms, and the Securities issuable under either of the Indentures or the Warrant Agreement, as the case may be, will be legal, valid and binding obligations of the Company, entitled to the benefits of the Indentures or the applicable Warrant Agreement, respectively; (iv) upon the authorization, execution, delivery and filing with, and recording by, the Wisconsin Secretary of State of the Articles of Amendment, the completion of all Corporate Proceedings, the execution, authentication, issuance and delivery of the Preferred Stock and payment therefor pursuant to such Articles of Amendment, the Preferred Stock will be duly and validly authorized and issued, fully paid and nonassessable, except as provided by Section 180.0622(2)(b) of the WBCL; and (v) upon the authorization of issuance of the Common Stock, the completion of all Corporate Proceedings, the execution, authentication, issuance and delivery of the Common Stock and payment therefor, the Common Stock will be duly and validly authorized and issued, fully paid and nonassessable, except as provided by Section 180.0622(2)(b) of the WBCL; including in each case such terms for such Securities as are established pursuant to the Corporate Proceedings in accordance





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Johnson Controls, Inc.
October 4, 1996
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with the respective terms thereof; and, except in each case as enforcement of provisions of such instruments and agreements may be limited by bankruptcy or other laws of general application affecting the enforcement of creditors' rights and by general equity principles.

        I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to me under the caption "Legal Opinions" therein.

                                        Very truly yours,

                                        /s/ JOHN P. KENNEDY
                                        ---------------------------------
                                        John P. Kennedy